UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

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the Securities Exchange Act of 1934

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CapSource Financial, Inc.

(Name of Registrant as Specified In Its Charter)

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CapSource Financial, Inc.
2305 Canyon Boulevard, Suite 103
Boulder, Colorado 80302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 28, 2005

TO THE SHAREHOLDERS OF
CAPSOURCE FINANCIAL, INC.

YOU ARE HEREBY NOTIFIED that the Annual Meeting of Shareholders of CapSource Financial, Inc. will be held on Thursday, July 28, 2005, at 10:00 A.M., (CDT), at 715 Eaton St., St. Paul, Minnesota 55107. It is not necessary for you to attend the Annual Meeting, nor are you requested to send us a proxy. The only business to be considered and acted on at the Annual Meeting will be:

        1)       Election of five (5) directors;

        2)       Ratification of the appointment of BDO Hernández Marrón y Cía S.C. as the Company’s independent auditors for fiscal year 2005; and

        3)       The transaction of such other business that may properly come before the meeting or any adjournments thereof.

        The foregoing items of business are more fully described in the Information Statement accompanying this notice and will be effective July 28, 2005. The Company’s principal shareholder, Randolph M. Pentel, owns approximately 85% of the Company’s common stock and Mr. Pentel has indicated to management that he intends to vote for management’s nominees for election as Directors and the ratification of the appointment of BDO Hernández Marrón y Cía S.C. as the Company’s independent certified public accountants for the fiscal year ending December 31, 2005.

By Order of the Board of Directors,

/s/ Steven E. Reichert
Steven E. Reichert, Esq. Secretary Dated July 15, 2005

CapSource Financial, Inc.

July 15, 2005

Dear Fellow Shareholder:

        The year ended December 31, 2004 was a good, but not exceptional, year for CapSource Financial, Inc. Our consolidated total revenue increased by 16.3% to $7,217,275, compared with $6,206,151 for the year ended December 31, 2003. This increase was a result of increased trailer sales.

        For the year ended December 31, 2004, gross profit increased 16.0% to $725,813 compared with $625,925 for the same period last year. This improvement resulted primarily from the increase in trailer sales.

        The operating loss for the year ended December 31, 2004 was reduced by $95,641 to $1,255,816, compared with $1,351,457 for the same period last year. This decrease resulted from the improvement in trailer sales volume and gross profit, partially offset by a slight decline in lease/rental income.

        In 2004, we incurred net interest expense of $269,220 compared to $795,795 in 2003. The 2004 improvement is associated with lower debt levels resulting from the conversion of a stockholder note to equity during the fourth quarter of 2003.

        For the year ended December 31, 2004, our net loss was $1,576,163, or $0.16 per diluted share, compared to a net loss of $2,267,538, or $0.27 per share in 2003.

        As this is written, 2005 would seem to be shaping up as an exceptional year for our company. For the six months ended June 30, 2005, our Mexican operating subsidiaries generated sales and lease revenue in excess of $9.0 million. This compares to full year 2004 consolidated total revenue of $7,217,275. Moreover, our sales forecast for the balance of 2005 looks excellent.

        As you know, during 2004 and thus far in 2005 our operations were conducted entirely in Mexico. The Mexican economy in 2004 and to date in 2005 has been reasonably stable with inflation generally under control and a reasonable rate of growth. Mexico is expected to post economic growth of about 4% in 2005, after a 4.4 % expansion in 2004. While industrial output in Mexico has been less robust, rising domestic demand and healthy consumer spending have helped buttress the economy this year. Economic activity in Mexico grew 4.8% in April 2005 from the same month last year amid a manufacturing export-led recovery.

        Moreover, trade between Mexico and the U.S. continues to grow: Mexico surface transportation trade totaled $20.2 billion in April, up 7.8% compared to April 2004. Imports by truck, the mode carrying the largest amount by value, increased 10.0% compared to April 2004, while exports by truck rose 1.6%.

        For the balance of 2005 we expect to focus on several priorities: First, we anticipate a year of record revenues. Second, we are planning the acquisition/development of a trailer sales and leasing operation in the Southwestern United States to complement our operations in Mexico. Third, we are anxious to begin to exploit the synergies of cross-border operations. We believe that the accomplishment of these goals when combined with the solid base of operations that have been developed in the last several years will generate significant future returns to our shareholders.

        Finally, I cordially invite you to attend the annual meeting of shareholders of our company which will be held at 10:00 a.m. (CDT) on Thursday, July 28, 2005 at 715 Eaton Street, St Paul, MN 55107.

/s/ Fred Boethling
Fred Boethling President and CEO

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

GENERAL INFORMATION

This information statement is furnished by the Board of Directors of CapSource Financial, Inc. (“CapSource” or the “Company”) to the holders of record at the close of business on June 30, 2005, (the “Record Date”), of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”) pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Shareholders of record at the close of business on June 30, 2005 are being furnished copies of this Information Statement. This Information Statement is first being mailed to shareholders of the Company on or about July 15, 2005. The Company’s annual report on Form 10-KSB for 2004, as amended and including financial statements for the year ended December 31, 2004, is being provided along with this Information Statement and is available on the Company’s website at http://www.capsource-financial.com/investorrelations.html and at the Securities and Exchange Commission’s website at www.sec.gov.

The Company, a Colorado corporation, maintains principal executive offices at 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302. The cost of preparing and mailing this Information Statement and accompanying materials will be borne by the Company.

SHAREHOLDERS ENTITLED TO VOTE; DISSENTER’S RIGHTS

We are not seeking written consent or proxies from any of our shareholders other than Mr. Pentel, and our other shareholders will not be given an opportunity to vote with respect to the business to be transacted at the Annual Meeting. However, all shareholders are cordially invited to attend the Annual Meeting and to discuss the Company’s business with management. This Information Statement is being furnished solely for the purpose of advising shareholders of the action to be taken by written consent and giving shareholders advance notice of the actions taken, as required by the Exchange Act.

Shareholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken at the Annual Meeting have no right under Colorado law to dissent or require a vote of all shareholders.

ELECTION OF DIRECTORS

Five (5) directors will be elected to hold office effective beginning July 28, 2005, until the next Annual Meeting of Shareholders and/or until their successors have been duly elected and qualified. Directors are elected by plurality vote.

DIRECTORS

Set forth below is certain information about the individuals who will be elected to the CapSource Board of Directors. The name, age and current position with the Company, if any, of each director is listed below, followed by summaries of their backgrounds and principal occupations. All of the nominees, except Wayne Hoovestol, were elected to the Board of Directors at the last annual meeting and all, except Wayne Hoovestol, are currently serving as directors of the Company.

Name	Age	Position

Randolph M. Pentel	45	Chairman

Fred C. Boethling	60	President, CEO, Director

Steven E. Reichert	56	Vice President, Director

Lynch Grattan	53	Director

Wayne Hoovestol	47	Director

FRED C. BOETHLING. President, Chief Executive Officer and Director — CapSource Financial, Inc.; Director — Rentas y Remolques de Mexico, S.A. de C. V; Director — Remolques y Sistemas Aliados de Transportes, S.A. de C. V. Mr. Boethling is responsible for the overall direction and management of CapSource and its subsidiaries. From 1994 to 1998, he was Co-Managing Partner of Capstone Partners, a firm specializing in planning and finance. From 1989 to 1993, Mr. Boethling was President, CEO and Chairman of the Board of Directors of KLH Engineering Group, Inc, a NASDAQ-listed engineering services holding company. During this period, Mr. Boethling developed the in-house acquisition management systems and procedures, developed and managed the deal flow, evaluated over 400 acquisition candidates and completed seventeen acquisitions and took the firm public. From 1983 to 1988, Mr. Boethling was Chairman of Sandstone Capital Corporation, a private management consulting and investment firm specializing in start-ups. From 1979 to 1982, he was a co-founder, President and Director of Hart Exploration & Production Co., a NASDAQ-listed independent oil and gas firm. Prior to that, for a period of eleven years, Mr. Boethling was employed by Cities Service Oil Company, a Tulsa, Oklahoma-based, NYSE-listed major oil company, first as an Engineer in Midland, Texas and then as Exploration Manager for Canada-Cities Service, Ltd., the Canadian subsidiary of Cities Service. Mr. Boethling graduated from the University of Minnesota with a Bachelor’s degree in engineering in 1968.

STEVEN E. REICHERT. Vice President, General Counsel, Secretary and Director — CapSource Financial, Inc.; Director — Rentas y Remolques de Mexico, S.A. de C. V.; Director — Remolques y Sistemas Aliados de Transportes, S.A. de C. V. Mr. Reichert serves as general counsel for CapSource and is responsible for the negotiation of various agreements and general legal matters and is involved in developing and implementing overall financial strategy for CapSource. From 1994 to 1998, he was Co-Managing Partner of Capstone Partners. From 1991 to 1994, Mr. Reichert was associated with the international law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. where he practiced in the area of securities and complex commercial litigation. Prior to that, Mr. Reichert was a founder and Senior Vice President and Director responsible for strategic planning, acquisitions and capital development for Sequel Corporation, a NASDAQ-listed, telecommunications company. From 1979 to 1982, Mr. Reichert was a co-founder, Senior Vice President and Director of Hart Exploration & Production Co., a NASDAQ-listed independent oil and gas firm. From 1966 to 1979, Mr. Reichert was Vice President in charge of the Underwriting Department at Dain Bosworth, Inc., a regional investment banking firm. He is a member of the Board of Arbitrators for the National Association of Securities Dealers. Mr. Reichert received his Juris Doctor degree (Cum Laude) from Hamline University School of Law in 1991 and his undergraduate degree in economics from the University of Minnesota in 1990.

LYNCH GRATTAN. Director — CapSource Financial, Inc.; Director General and Director — Rentas y Remolques de Mexico, S.A. de C. V.; Director General and Director — Remolques y Sistemas Aliados de Transportes, S.A. de C. V. Mr. Grattan is responsible for the overall management of REMEX and RESALTA. He has substantial experience with Mexican development banks and other financial institutions. In addition, he has been involved with various privatization efforts in Mexico. While he was born in the U.S., Mr. Grattan has spent much of his life in Mexico. He has been a resident of Mexico City for the past 18 years. He brings to us a thorough understanding of the Mexican business culture, a broad base of contacts among Mexican and multi-national business leaders domiciled in Mexico and a familiarity with Mexican government departments and agencies. Prior to joining REMEX, from 1995 to 1997, Mr. Grattan was a Partner with Palmer Associates, S.C., a risk management and consulting firm based in Mexico City. Beginning in 1992, Mr. Grattan provided agribusiness consulting services to a wide range of clients. Also, in 1992, Mr. Grattan organized the agribusiness division of FINBEST, S.C., a small Mexican merchant banking firm. While he is no longer active in the firm, he remains a Partner. While he is employed full time at REMEX and RESALTA, he is widely respected in the agribusiness sector and is called upon from time to time for public speaking engagements. REMEX encourages this practice as it helps build relationships, which are essential to doing business in Mexico. From 1987 to 1992, he represented ConAgra International, Inc. in Mexico. He opened and served as Director of the Con-Agra Offices in Mexico City, where his primary responsibility was the formation of export/import joint ventures. From 1982 to 1987, Mr. Grattan was Marketing and Sales Manager for the Protein Technologies division of Ralston Purina Company. He organized, staffed, trained and directed the national sales force for Isolated Soy Protein Products in Mexico. From 1975 to 1981, Mr. Grattan was employed by Purina S.A. de C.V., the Mexican subsidiary of Ralston Purina Company, first as District Manager and later as National Products Manager. Mr. Grattan is a member of numerous Mexican civic and business organizations. He is active in the American Chamber of Commerce in Mexico City, the largest Chamber of Commerce outside the U.S. He has won several awards from the Chamber and is currently Vice Chairman of the Agribusiness Committee. He holds a Bachelors Degree in Agricultural Engineering from Texas Tech University.

RANDOLPH M. PENTEL. Director — CapSource Financial, Inc.; Director — Rentas y Remolques, S.A. de C. V.; Director — Remolques y Sistemas Aliados de Transportes, S.A. de C.V. Mr Pentel is also the Managing Member and principal owner of RTL Group, LLC. In addition, he is the Executive Vice President and principal owner of Notification Systems, Inc., the largest provider of large-dollar check return notifications in the U.S. The electronic network, developed by Mr. Pentel, known as EARNS, supplies banks with advanced data notification of checks in the process of failing to clear, thereby allowing financial institutions nationwide the ability to reduce operating losses. Since 1987, Notification Systems, Inc. has grown steadily from 4,500 notifications per day, to over 30,000 in 2000. Currently 99 of the largest 100 U.S. banks are customers of EARNS, as are approximately 80% of the top 300 banks in the U.S. Mr. Pentel is involved in various international charitable organizations.

WAYNE HOOVESTOL. Director — CapSource Financial, Inc. Mr. Hoovestol is President and Chief Executive Officer of Hoovestol, Inc., a long-haul trucking company headquartered in Eagan, Minnesota which specializes in providing trucking services to the U.S. Postal Department. Mr. Hoovestol founded Hoovestol Inc. in 1978 with eight trucks and trailers. Today, Hoovestol Inc. employs 400 people. Mr. Hoovestol is also President and Chief Executive Officer of Major Transport, a long-haul truck load carrier which he founded in 2000. Major Transport employs 300 people and is also headquartered in Eagan, Minnesota. Mr. Hoovestol has recently completed ten years of service as a National Board Member of the National Star Route Mail Contractors Association. In addition, he serves on the Board of Directors of two Midwest companies engaged in the production of ethanol. Mr. Hoovestol is married and has two children.

Director Compensation

We grant employee members of the Board of Directors for their services on the Board, warrants to purchase 25,000 shares of common stock at prices determined to be fair market value at the time of grant. We also grant non-employee members of the Board of Directors for their services on the Board, warrants to purchase 50,000 shares of common stock at prices determined to be fair value at the time of grant, and a $500 fee per meeting attended. All warrants vest immediately and expire five years from the date of grant.

Executive Compensation

Our Board of Directors determines executive compensation. The following table provides certain information regarding compensation earned by or paid to our Chief Executive Officer, Vice President/General Counsel and Vice President/Chief Financial Officer during each of the past three years. No other executive officers received compensation in excess of $100,000 during the most recent fiscal year.

CapSource Financial, Inc.
Summary Compensation Table
As of 12/31/04

Name and Principal Position	Fiscal Year Compensation	Annual Compensation				Consulting Fees		Long Term Compensation		All Other(13)
		Salary		Bonus				Securities Underlying Warrants
Fred C. Boethling	2004	$101,400		$50,000	(12)			25,000	(9)
CEO &	2003	$133,800	(2)	$50,000	(11)			25,000	(9)	$2,569
President	2002	$123,000	(1)					25,000	(9)	$2,318

Steven E. Reichert	2004	$65,000		$37,000	(12)			25,000	(9)
Vice President &	2002	$112,800	(4)	$50,000	(11)			25,000	(9)	$2,569
General Counsel	2003	$108,000	(3)					25,000	(9)	$2,318

Steven J. Kutcher	2004	$43,000	(7)			$41,093	(8)	12,500	(10)
Consultant, CFO &	2003	$123,000						25,000	(9)	$2,569
Vice President	2002	$64,000	(5)			$50,269	(6)	25,000	(9)	$2,318

(1)	Includes $24,300 of compensation earned but not paid in 2002, paid by CapSource common stock issued in October 2003.
(2)	Includes $32,400 of compensation earned in 2003, paid by CapSource common stock issued in October 2003.
(3)	Includes $10,800 of compensation earned but not paid in 2002, paid by CapSource common stock issued in October 2003.
(4)	Includes $14,400 of compensation earned in 2003, paid by CapSource common stock issued in October 2003.
(5)	Represents six months of salary. Employment commenced July 1, 2002.
(6)	Executive provided independent consulting services to the Company prior to being employed as CFO effective July 1, 2002.
(7)	Represents six months of employment. Employment terminated June 30, 2004.
(8)	Executive provided independent consulting services effective July 1, 2004.
(9)	Warrants granted to the executive in his capacity as a director.
(10)	Warrants granted to the executive in his capacity as a director for six months.
(11)	Incentive for completion of initial public stock offering, granted under 2000 employment agreement; paid by CapSource common stock issued in October 2003.
(12)	Performance incentive.
(13)	Represents executive’s individual share of executive compensation pool, which consists of 1.5% of REMEX’s lease revenue for the fiscal year.

Employment Agreements

On December 10, 2000 we entered into employment agreements with Mr. Boethling, Mr. Reichert and Mr. Grattan. Those agreements provide that we will employ Mr. Boethling, Mr. Reichert and Mr. Grattan for a period ending two years after we give written notice of our intention to terminate either Mr. Boethling, Mr. Reichert or Mr. Grattan or until they turn 65 years of age, whichever is earlier. The contracts provide for an annual minimum base salary of $96,000 subject to adjustments at the discretion of the Board of Directors, participation in any other insurance, pension, savings and health and welfare plans offered by the Company, and the executive’s option to receive up to 25% of his base salary in common stock on the basis of one (1) share of common stock for each $1.00 of base salary so designated. Salary accrued in 2002 and 2003 for Mr. Boethling and Mr. Reichert in the amounts $56,700 and $25,200, respectively, was paid by CapSource common stock issued in October 2003, in lieu of cash payment. The employment may be terminated for cause or breach of the contract after opportunity to cure. In January 2004, Mr. Reichert agreed to a modification of his employment contract which provided that his minimum annual base salary be reduced to $65,000 and his hours of employment be reduced accordingly. All other provisions of his employment contract remain in effect.

Options; Warrants and 2001 Stock Option Plan

Effective February 16, 2001, our Board of Directors and Stockholders adopted the 2001 Omnibus Stock Option and Incentive Plan. This plan provides for the grant of options to purchase shares of common stock to our key employees, directors and advisors. The aggregate number of shares of common stock that can be awarded under the plan is 550,000. The plan permits the Board to grant qualified options with an exercise price of not less than the fair market value on the date of grant, and non-qualified options at an exercise price of not less than eighty-five percent (85%) of the fair market value of CapSource’s underlying shares of common stock on the date of the grant. The plan permits the Board to grant options with a term of up to ten years for certain qualified options and not more than five years for options granted to a person holding 10% or more of our stock. However, we do not intend to issue any options with a term longer than five years. Options will be used by us to attract and retain certain key individuals and to give such individuals a direct financial interest in our future success and profitability. There are currently no outstanding options to purchase shares under the 2001 Stock Option Plan.

The following table summarizes the aggregate value of the warrants to which the named executive was entitled at December 31, 2004 by the executive officers named in the Summary Compensation Table.

Year-End Values

Name	Number of Securities Underlying Unexercised Warrants at Year-End		Value of Unexercised In-the-Money Warrants at Year-End (2)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Fred C. Boethling	125,000(1)	—	—	—
Steven Reichert	125,000(1)	—	—	—
Steven Kutcher	82,500(1)	—	—	—
_________________
(1)	These warrants vested 100% at the time of grant and were granted to the executive in his capacity as a director.
(2)	Based on an estimated market price of $0.80 per share

MEETINGS AND COMMITTEES OF THE BOARD

During the year ended December 31, 2004, there were four meetings of the Board of Directors. Each incumbent director attended all of the meetings of the Board of Directors. The Company is not a listed issuer as defined in 17 CFR § 240.10A-3 and, therefore, is not subject to the requirement that is imposed on listed issuers to establish an audit committee with independent members. The Company does not have a separately-designated standing audit committee of the Board of Directors established in accordance with section 3(a)(58)(A) of the Exchange Act, or a committee performing similar functions. The entire Board of Directors acts as the Company’s audit committee as specified in section 3(a)(58)(B) of the Exchange Act. As of December 31, 2004, the members of the Company’s Board of Directors were Randolph M. Pentel, Fred C. Boethling, Steven E. Reichert and Lynch Grattan.

Steven J. Kutcher, the Company’s Chief Financial Officer and financial expert serving on the Board of Directors acting as the audit committee, resigned from the Company’s Board of Directors effective May 27, 2004. However, Mr. Kutcher has agreed to consult with the Company on a part-time basis regarding financial matters. As of the date of this Information Statement, the Company does not have a financial expert serving on its Board of Directors. The Company is in the process of attempting to engage a financial expert to serve on its Board of Directors.

The Company is not required to have, and does not have, separately–designated standing nominating or compensation committees of the Board of Directors, or committees performing similar functions. The entire Board of Directors acts as the Company’s nominating and compensation committees. The Board of Directors believes that it is appropriate for the Company not to have such committees because of the concentration of ownership of the Company’s securities, and because of the size of the Company’s Board of Directors and the additional costs that this would impose on the Company. Each member of the Board of Directors participates in the consideration of director nominees and officer and director compensation. The Company does not have a nominating committee or a compensation committee charter.

None of the incumbent members of the Company’s Board of Directors are independent, using the definition of “independent” as adopted by NASDAQ and approved by the Commission. The election of Wayne Hoovestol will constitute the election of the first independent member of our Board of Directors. We continue to use our best efforts to appoint at least one additional independent director. We expect to amend our Bylaws with respect to the appointment of at least two independent directors and the approval by those independent directors of any future material transactions, loans or forgiveness of loans to officers and directors.

The Board of Directors, acting as the nominating committee, does not have a policy with regard to the consideration of any director candidates recommended by security holders. The Board of Directors, acting as the nominating committee, believes that it is appropriate for the Company not to have such a policy because of the concentration of ownership of the Company’s securities and because of the size of the Company’s Board of Directors and the additional costs this would impose on the Company.

While the Company’s Board of Directors, acting as the nominating committee, would consider candidates recommended by shareholders, the Company does not currently have any policies or procedures in place for shareholders to nominate candidates. The Board of Directors, acting as the nominating committee, does not currently have any specific, minimum qualifications that it believes must be met by a Board of Director’s recommended nominee. While nominees must possess relevant experience and/or education, the Board of Directors does not have a specific set of qualities or skills that nominees must possess.

The Board of Directors, acting as the nominating committee, does not have a defined process for identifying and evaluating nominees for director. As such, there are no differences in the manner in which the Board, acting as nominating committee, evaluates nominees for director based on whether the nominee is recommended by a security holder.

The Company’s Board of Directors welcomes communications from shareholders. Shareholders may send communications to the Board of Directors or to any director in particular, c/o CapSource Financial, Inc. 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302. Any correspondence addressed to the Board of Directors or to any one of the Company’s directors in care of the Company’s offices will be forwarded to the addressee without review by management.

The Company encourages and expects each member of the Board of Directors to attend each annual meeting. All of the incumbent members of the Board of Directors attended the annual meeting for 2004 either in person or by telephone.

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has selected BDO Hernández Marrón y Cía S.C. as the independent auditors for the Company for the fiscal year 2005. The Company’s principal shareholder has indicated his intention to ratify the Board of Directors selection. A representative of BDO Hernández Marrón y Cía S.C. will be present at the meeting to answer questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

The following fees have been, or will be, billed by BDO Hernández Marrón y Cía S.C. and KPMG LLP, the Company’s independent auditors for the fiscal years ending December 31, 2004 and December 31, 2003, respectively.

Audit Fees

The aggregate fees billed or to be billed by KPMG LLP for services for the fiscal years ended December 31, 2004 and December 31, 2003, which related to the annual financial statement audit, reviews of quarterly financial statement, statutory audits and review of documents filed with the Securities and Exchange Commission, approximated $48,000 and $122,000, respectively.

The aggregate fees billed or to be billed by BDO Hernández Marrón y Cía S.C. for services for the fiscal years ended December 31, 2004 and December 31, 2003, which related to the annual financial statement audit, reviews of quarterly financial statement, statutory audits and review of documents filed with the Securities and Exchange Commission, approximated $100,000 and $0, respectively.

Audit-Related Fees

The Company did not incur any audit-related fees for the fiscal years ended December 31, 2004 or December 31, 2003.

Tax Fees

The aggregate fees billed by KPMG LLP for services rendered to the Company, for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and December 31, 2003 approximated $6,000 and $6,600, respectively. The Company did not incur any fees with BDO Hernández Marrón y Cía S.C. for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 or December 31, 2003.

All Other Fees

The Company did not incur any other fees with KPMG LLP or BDO Hernández Marrón y Cía S.C. for the fiscal years ended December 31, 2004 or December 31, 2003.

Pre-Approval Policies

The Board of Directors of the Company acts as the audit committee for the Company. The Board of Directors does not have any specific pre-approval policies and procedures with respect to the engagement of auditors. All of the Audit-Related Fees, Tax Fees and All Other Fees discussed above, if any, were approved by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

(a)    Security ownership of certain beneficial owners (5% or greater).

The following table presents information provided to us about the beneficial ownership of common stock as of December 31, 2004, by persons known to us to hold 5% or more of our stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares
Randolph Pentel(2)	9,089,200	84.6%

_________________
(1)	The address of the named individual is c/o CapSource Financial, Inc., 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302.
(2)	Includes 375,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable.

(b)    Security ownership of management.

The following table presents information provided to us as to the beneficial ownership of Common Stock as of December 31, 2004, by all current directors, executive officers and all directors and executive officers as a group. All shares represent sole voting and investment power, unless indicated to the contrary.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares
Fred C. Boethling (2)	457,730	4.2%
Steven Reichert (3)	436,730	4.1%
Randolph Pentel (4)	9,089,200	84.6%
Lynch Grattan (5)	125,000	1.2%
Steven Kutcher (6)	88,500.8%

All directors and officers and as a group (5 persons) (7)	10,197,160	94.9%

_________________
(1)	The addresses of all the named individuals are c/o CapSource Financial, Inc., 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302.
(2)	Includes 125,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable.
(3)	Includes 125,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable.
(4)	Includes 375,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable.
(5)	Includes 125,000 shares of common stock issuable upon the exercise of warrants that are currently exercisable.
(6)	Includes 82,500 shares of common stock issuable upon the exercise of warrants that are currently exercisable. Employment terminated June 30, 2004.
(7)	Includes 832,500 shares of common stock issuable upon the exercise of warrants that are currently exercisable.

(c)    Changes in control.

        As of the date of mailing of this Information Statement, there are no arrangements, which may result in a change in control of the Company.

Transactions With Management and Others

On October 31, 2003, Randolph Pentel, our Chairman and largest shareholder, converted $2,064,133 notes payable and convertible notes payable to him, into 1,461,680 shares of our common stock: $1,405,724 of non-convertible notes were converted into 803,271 shares at a conversion price of $1.75 per share. $658,409 of convertible notes were converted into 658,409 shares at a conversion price of $1.00 per share.

Subsequently, Mr. Pentel, also exchanged $1,100,000 of debt he held in the Company into our common stock at $.80 per share. The debt exchanged specified annual interest rates of between 7.25% and 10%. A total of 1,375,000 shares of our common stock were issued to Mr. Pentel in satisfaction of the debt represented by the exchange. The exchange was deemed to be effective as of December 31, 2004.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of its common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”) and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent shareholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms received by it the Company believes that during 2004 all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

SHAREHOLDER PROPOSALS

Any shareholder proposals to be presented at the 2006 Annual Meeting of Shareholders, including those to nominate candidates for election to the Company’s Board of Directors, must be received by the Company no later than ten days prior to the 2006 Annual Meeting of Shareholders, at the Company’s principal executive office at 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302 in order to be considered for at that meeting.

At any shareholder meeting, the Chairman of the meeting may refuse to acknowledge the nomination of any person, or the proposal of any business, not made in compliance with the Bylaws. Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request sent to the Secretary of the Company at the address stated above.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the 2005 Annual Meeting. We are providing a copy of our annual report on Form 10-KSB for the fiscal year ended December 31, 2004, as amended, which includes the consolidated financial statements of the Company and its subsidiaries, along with this Information Statement.

By Order of the Board of Directors,

/s/ Fred Boethling
Fred Boethling President and CEO Dated July 15, 2005